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                                                                 EXHIBIT 2.(iii)


        AGREEMENT AND PLAN OF MERGER entered into on February 20, 1998, by and among Rainbow Technologies, Inc., a Delaware corporation with its principal place of business at 50 Technology Drive, Irvine, CA (the "Buyer"), WRS Acquisition Corp., a California corporation and wholly owned subsidiary of Buyer (the "Transitory Subsidiary"), and Wyatt River Software, Inc. a California corporation with its principal place of business at 1705 Wyatt Drive, Santa Clara, CA (the "Company"). The Buyer, the Transitory Subsidiary and the Company are referred to collectively herein as the "Parties" or individually as a "Party."

        This Agreement contemplates a transaction in which the Buyer will acquire all of the outstanding capital stock of the Company for cash through a reverse subsidiary merger of the Transitory Subsidiary with and into the Company.

        Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1       Definitions.

        1.1 " Actual Professional Fees" means the actual total of the aggregate of such fees based upon the final invoices presented to Buyer by each of Ernst & Young LLP, Merchant, Gould, Smith, Edell, Welter & Schmidt, and Moskowitz Altman & Hughes LLP in connection with the representation of Buyer in furtherance of the transactions contemplated by this Agreement; and the final invoices presented by Falk & Fish to the Company in connection with the representation of the Company in furtherance of the transactions contemplated by this Agreement.

        1.2 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

        1.3 "Affiliated Group" means any affiliated group within the meaning of Code Section1504(a) or any similar group defined under a similar provision of state, local or foreign law.

        1.4 "Alternative Audited Balance Sheet" has the meaning assigned in
Section 2.5.2 below.

        1.5 "Audited Closing Balance Sheet" means the audited balance sheet of the Company as of the Closing Date issued by Ernst & Young LLP.

        1.6 "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

        1.7 "Buyer" has the meaning set forth in the preface above.

        1.8 "Curative Action" has the meaning assigned in Section 9.4 below.

        1.9 "Certificate of Merger" has the meaning set forth in Section 2.4 below.

        1.10 "Closing" has the meaning set forth in Section 2.2 below.

        1.11 "Closing Date" has the meaning set forth in Section 2.2 below.

        1.12 "Closing Consideration" means the aggregate total of the Initial Closing Consideration and the Final Closing Consideration.

             1.12.1 "Initial Closing Consideration" has the meanings set forth in Section 2.5 below

             1.12.2 "Final Closing Consideration" has the meanings set forth in
Section 2.5 below.



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             1.12.3 "Negative Closing Consideration Adjustment has the meaning set forth in Section 2.5.3.

             1.12.4 "Positive Closing Consideration Adjustment has the meaning set forth in Section 2.5.3.

        1.13 "Code" means the Internal Revenue Code of 1986, as amended.

        1.14 "Company" has the meaning set forth in the preface above.

        1.15 "Company Shareholders" means any Person who or which holds any Company Shares.

        1.16 "Company Share" means any share of the capital stock of the Company that is issued and outstanding as of the Closing Date.

        1.17 "Company Shareholder Agent" means William Ames, the agent of the Company Shareholders in connection with certain of the matters contemplated by the provisions of this Agreement.

        1.18 "Confidential Information" means any information concerning the businesses and affairs of the Company and its Subsidiary, the Buyer, the Transitory Subsidiary, or the Surviving Corporation that is not already generally available to the public.

        1.19 "Customer Data Base" has the meaning set forth in Section 4.27 below.

        1.20 "Deferred Intercompany Transaction" has the meaning set forth in Reg. Section1.1502-13.

        1.21 "Disclosure Schedule" has the meaning set forth in Section 4 below.

        1.22 "Dispute Resolution Mechanism" means the method by which the parties will seek to resolve disputes concerning certain matters adddressed in this Agreement, as set forth in Section 8 below.

        1.23 "Dissenting Share" means any Company Share with respect to which the holder of record has elected to exercise his or her appraisal rights under the California Corporations Code.

        1.24 "Earn-up Consideration" has the meaning set forth in Section 2.10 below.

        1.25 "Effective Time" has the meaning set forth in Section 2.4 below.

        1.26 "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

        1.27 "Escrow Agent" has the meaning set forth in the Indemnification and Escrow Agreements of even date herewith between the Buyer and each of the Company Shareholders.

        1.28 "Escrow Funds" has the meaning set forth in Section 2.5.1 below.

        1.29 "Estimated Closing Balance Sheet" means the unaudited balance sheet of the

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Company, dated as of February 19, 1998 prepared and issued by management of the Company, and attached as Exhibit .

        1.30 "Estimated Professional Fees" means the estimate of $300,000 for the professional fees charged by each of Ernst & Young LLP, Merchant, Gould, Smith, Edell, Welter & Schmidt, Falk & Fish, and Moskowitz Altman & Hughes LLP to Buyer in connection with the representation of Buyer in furtherance of the transactions contemplated by this Agreement

        1.31 "Excess Loss Account" has the meaning set forth in Reg. Section1.1502-19.

        1.32 "Financial Statement" has the meaning set forth in Section 4.7 below.

        1.33 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

        1.34 "Indemnification and Escrow Agreements" has the meaning set forth in Section 5.6 below.

        1.35 "Intellectual Property" means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (iii) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all mask works and all applications, registrations, and renewals in connection therewith, (v) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (vi) all computer software (including data and related documentation), (vii) all other proprietary rights, and (viii) all copies and tangible embodiments thereof (in whatever form or medium).

        1.36 "Knowledge" means actual knowledge after reasonable investigation.

        1.37 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

        1.38 "Licensing Technology Products" means (i) the software licensing technology owned by the Company known as "LicenseServ" and "LicenseTrack," protected under copyright registration numbers as set forth on Exhibit C to the Disclosure Schedule, (ii) the product known as "LicenseMeter," (iii) products resulting from a combination of LicenseServe and LicenseTrack, (iv) any other product that offers substantially equivalent functionality and incorporates a substantial portion of the core source code of LicenseServe or LicenseTrack, and
(v) any subsequent revisions, change of name or enhancement of (i) through (iv).

        1.39 "Litigation Escrow" means the escrow in sum of $120,000 established by the Company Shareholders from the Initial Closing Consideration to fund the Company's obligation, if any, in connection with the litigation entitled Richard McInnis v. Central Design Systems, Inc. and William Ames as may be required by a final judgment when rendered in such action, or any sum paid to settle, dismiss or otherwise terminate such action.

        1.40   "Merger" has the meaning set forth in Section 2.1 below.


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        1.41 "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

        1.42 "Most Recent Financial Statements" has the meaning set forth in
Section 4.7 below.

        1.43 "Most Recent Fiscal Year End" has the meaning set forth in Section
4.7 below.

        1.44 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

        1.45 "Party" has the meaning set forth in the preface above.

        1.46 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

        1.47 "Requisite Shareholder Approval" means the affirmative vote of a majority of the Company Shares in favor of this Agreement and the Merger.

        1.48 "Santa Cruz Facility" means the offices maintained by the Company in Santa Cruz, California.

        1.49 "Santa Clara Facility" means the offices maintained by the Company in Santa Clara, California.

        1.50 "Securities Act" means the Securities Act of 1933, as amended.

        1.51 "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

        1.52 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) mechanic's, materialmen's, and similar liens, (ii) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings,
(iii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iv) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

        1.53 "Shareholder Percentage" means the percentage ownership of the total number of Company Shares held by each Company Shareholder as set forth on
Schedule 4.2.

        1.54 "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

        1.55 "Surviving Corporation" has the meaning set forth in Section 2.1 below.

        1.56 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

        1.57 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        1.58 "Total Assets" has the meaning assigned by GAAP, and is the total assets set forth on



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the Estimated Closing Balance Sheet and the Audited Closing Balance Sheet.

        1.59 "Total Liabilities" has the meaning assigned by GAAP, and is the total liabilities set forth on the Estimated Closing Balance Sheet and the Audited Closing Balance Sheet.

        1.60 "Net Liabilities" means Total Assets less Total Liabilities.

        1.61 "Transitory Subsidiary" has the meaning set forth in the preface above.

2       Basic Transaction.

        2.1 The Merger. On and subject to the terms and conditions of this Agreement, the Transitory Subsidiary will merge with and into the Company (the "Merger") at the Effective Time. The Company shall be the corporation surviving the Merger (the "Surviving Corporation").

        2.2 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer in Irvine, CA, commencing at 9:00 a.m. local time on
 February 25 , 1998 (the "Closing Date").

        2.3 Actions at the Closing. At the Closing, (i) the Company will deliver to the Buyer and the Transitory Subsidiary the various certificates, instruments, and documents referred to in Section 6.1 below, (ii) the Buyer and the Transitory Subsidiary will deliver to the Company the various certificates, instruments, and documents referred to in Section 6.2 below, (iii) the Company and the Transitory Subsidiary will file with the Secretary of State of the State of California such certificates and documents as required under the California Corporations Code for the purpose of effecting the Merger (collectively, the "Certificate of Merger"), and (iv) the Buyer will cause the Surviving Corporation to pay the Initial Closing Consideration in the manner provided by
Section 2.5.1 below.

        2.4    Effect of Merger.

               2.4.1 General. The Merger shall become effective at the time (the "Effective Time") the Company and the Transitory Subsidiary file the Certificate of Merger with the Secretary of State of the State of California. The Merger shall have the effect set forth in the California Corporations Code. The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or the Transitory Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.

               2.4.2 Certificate of Incorporation. The Certificate of Incorporation of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Certificate of Incorporation of the Transitory Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

               2.4.3 Bylaws. The Bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the Bylaws of the Transitory Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

               2.4.4 Directors and Officers. The directors and officers of the Transitory Subsidiary shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

               2.4.5 Conversion of Company Shares. At and as of the Effective Time, (A) each Company Share (other than any Dissenting Share) shall be converted into the right to receive an amount (without interest) equal to the quotient obtained by dividing the Closing Consideration by the total number of Company Shares, and (B) each Dissenting Share shall be converted into the right to



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receive payment from the Surviving Corporation with respect thereto in accordance with the provisions of the California Corporations Law. No Company Share shall be deemed to be outstanding or to have any rights other than those set forth above in this Section 2.4.5 after the Effective Time.

               2.4.6 Conversion of Capital Stock of the Transitory Subsidiary. At and as of the Effective Time, each share of Common Stock of the Transitory Subsidiary shall be converted into one share of Common Stock of the Surviving Corporation.

        2.5 Closing Consideration. The Closing Consideration payable to the Company Shareholders is comprised of the Initial Closing Consideration and the Final Closing Consideration.

             2.5.1 Initial Closing Consideration. The initial Closing Consideration is the sum of $3,968,000 (the "Initial Closing Consideration").

                   2.5.1.1 Procedure for Payment of the Initial Closing Consideration. Immediately after the Effective Time, the Buyer will deposit with the Surviving Corporation a sum equal to the Initial Closing Consideration. The Buyer will dispense the Initial Consideration on behalf of the Company Shareholders as follows: (i) Buyer will pay $1,250,000 into an escrow fund to establish the escrow required by the provisions of the General Indemnification and Escrow Agreement; and (ii) Buyer will pay $120,000 into an escrow fund to establish the escrow required by the provisions of the Litigation Indemnification and Escrow Agreement; (iii) Buyer will pay each entity listed on
Schedule 2.5.1 the sum due such entity as listed thereon, and (v) pay the net remaining balance (after the payment of the sums described in (i) through (iii) above) by paying each Company Shareholder that portion of such net remaining balance determined by multiplying the net remaining balance by the Shareholder Percentage of each Company Shareholder. Each Company Shareholder (other than any Dissenting Shares) will be paid their portion of the Initial Closing Proceeds by presenting the certificates representing his or her Company Shares to the Buyer together with whatever reasonable information and documentation is required by Buyer. No interest will accrue or be paid to the holder of any outstanding Company Shares in connection with the payment of the Initial Closing Consideration.

             2.5.2 Determination of Final Closing Consideration. The Final Closing Consideration will be determined as follows: the Initial Closing Consideration, subject to an increase or decrease based upon the following variables: (i) the change in Net Liabilities; and (ii) the addition or subtraction, as the case may be, of the difference between the Actual Professional Fees and the Estimated Professional Fees. The change in Net Liabilities will be based upon a balance sheet audit of the Company as of the Closing Date conducted by Ernst & Young LLP as compared to the Net Liabilities of the Company as set forth on the Estimated Closing Balance Sheet. The Audited Closing Balance Sheet and the final determination of the Final Closing Consideration by Ernst & Young LLP will be final and conclusive as to all parties unless the result achieved by Ernst & Young LLP is challenged by the Company Shareholder Agent, in which case, within five (5) business days of such challenge, the Company Shareholder Agent and Buyer will meet and negotiate in good faith any basis for the challenge. In the event the Buyer and the Company Shareholder Agent are unable to resolve the dispute regarding the result achieved by Ernst & Young LLP, the Company Shareholder Agent may select a reputable accounting firm to conduct a separate audit review of the financial condition of the Company on the date of the Closing and issue an alternative audited closing balance sheet ( the "Alternative Audited Balance Sheet"). In the event the Alternative Audited Balance Sheet differs from the Audited Closing Balance Sheet by at least 15% to the benefit of the Company Shareholders, the parties will initiate the Dispute Resolution Mechanism.

             2.5.3 Closing Consideration Adjustment. Upon the conclusive determination of the Final Closing Consideration, (i) in the event the Final Closing Consideration is less than the Initial


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Closing Consideration (a "Negative Closing Consideration Adjustment"), the
Company Shareholders will pay Buyer a sum equal to the Negative Closing Consideration Adjustment in accordance with the provisions of the General Indemnification and Escrow Agreement; (ii) in the event the Final Closing Consideration is greater than the Initial Closing Consideration (a "Positive Closing Consideration Adjustment"), Buyer will pay the Company Shareholders the Positive Closing Consideration Adjustment within 10 days of such determination.

             2.5.4 Remaining Proceeds. The Buyer may cause the Surviving Corporation to retain any portion of the Closing Proceeds remaining 180 days after the Effective Time, and thereafter all former Company Shareholders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat, and other similar laws) as general creditors thereof with respect to the cash payable upon surrender of their certificates representing Company Shares.

        2.6 Closing of Transfer Records. After the close of business on the Closing Date, transfers of Company Shares outstanding prior to the Effective Time shall not be made on the stock transfer books of the Surviving Corporation.

        2.7 Earn-Up Consideration. As additional consideration for entering into this Agreement, the Buyer agrees to pay to the Company Shareholders an earn-up sum (the "Earn-Up Consideration") equal to the amount by which revenues recognized by Buyer or any of its Affiliates from the exploitation of the Licensing Technology Products exceed $3,000,000. For the purpose of calculating the Earn-Up Consideration, "revenues" shall mean the revenues resulting from the exploitation of the Licensing Technology Products generally through January 31, 1999, and revenues resulting from the exploitation of the Licensing Technology Products during the period between the Closing Date and June 30, 1999 to the following customers: Sun Microsystems, Intel, Tivoli, Adobe, BMC, Oracle and their respective subsidiaries. The revenue will be recognized by Buyer based upon shipments or, if applicable, based on GAAP contract accounting. Notwithstanding the foregoing, the Earn-Up Consideration shall not exceed $2,000,000. The Earn-Up Consideration shall be paid by the Buyer to each Company Shareholder in proportion to the Shareholder Percentage of each Company Shareholder as set forth in Section 4.2 of the Disclosure Schedule. The Earn-Up Consideration will be paid in two installments: (i) the first, which shall be in the amount equal to the Earn-Up Consideration earned through January 31, 1999, shall be delivered no later than April 1, 1999; and (ii) the second, which shall be in the amount equal to the Earn-Up Consideration earned through June 30, 1999, shall be delivered no later than September 1, 1999. The amounts payable as the Earn-Up Consideration shall be deemed to include the interest, if any, that would be imputed under the Code. The right to receive the Earn-Up Consideration shall not be assignable by any of the Company Shareholders.

             2.7.1 Right to Audit Earn-Up Consideration. Rainbow will maintain a complete, clear and accurate record of the accounting information related to the determination of the Earn-Up Consideration. To ensure compliance with the terms of this Agreement, the Company Shareholders Agent will have the right to have two inspections and audits of all the relevant accounting and sales books and records of Buyer, conducted by an independent audit firm reasonably acceptable to both parties whose fee is paid by the Company Shareholders Agent, and shall be conducted during regular business hours at Buyer's offices and in such a manner as to not interfere with Buyer's normal business activities. If such inspection should disclose an under reporting of Earn-Up Consideration, Buyer will either (i) promptly pay the Company Shareholders the difference, together with interest thereon at the rate of 1.5% per month or the highest rate allowed by law, whichever is lower, from the date on which the revenues associated with such amounts were recognized by Buyer, plus the accounting fees incurred in connection with such audit, or (ii) dispute the audit obtained by the Company Shareholder Agent and submit the matter to the Dispute Resolution Procedure.



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3       Representations and Warranties of the Buyer and the Transitory
Subsidiary. Each of the Buyer and the Transitory Subsidiary represents and warrants to the Company that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3).

        3.1 Organization of the Buyer and the Transitory Subsidiary. Each of the Buyer and the Transitory Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

        3.2 Authorization of Transaction. Each of the Buyer and the Transitory Subsidiary has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of the Buyer and the Transitory Subsidiary, enforceable in accordance with its terms and conditions.

        3.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer or the Transitory Subsidiary is subject or any provision of the charter or bylaws of either the Buyer or the Transitory Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either the Buyer or the Transitory Subsidiary is a party or by which it is bound or to which any of its assets is subject. Other than in connection with the provisions of the California Corporations Code, [corporation code sub's state of incorporation, the Securities Exchange Act, the Securities Act and state securities laws, ] neither the Buyer nor the Transitory Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

        3.4 Brokers' Fees. Neither the Buyer nor the Transitory Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Company Shareholder could become liable or obligated.

        3.5 SEC Documents; Buyer Financial Statements. Buyer has furnished or made available to the Company true and complete copies of all reports or registration statements filed by it with the United States Securities and Exchange Commission (the "SEC") under the Securities Exchange Act for all periods since January 1, 1997, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements of Buyer, including the notes thereto, included in the SEC Documents (the "Buyer Financial Statements") comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position of Buyer at the dates



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thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments). There has been no change in Buyer accounting policies except as described in the notes to the Buyer Financial Statements.

4       Representations and Warranties of the Company. The Company represents and warrants to the Buyer and the Transitory Subsidiary that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule"). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

        4.1 Organization, Qualification, and Corporate Power; Authorization of Transaction. Each of the Company and its Subsidiary is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. Each of the Company and its Subsidiary is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. Each of the Company and its Subsidiary has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged.
Section 4.1 of the Disclosure Schedule lists the directors and officers of each of the Company and its Subsidiary. The Company has delivered to the Buyer correct and complete copies of the charter and bylaws of each of the Company and its Subsidiary (as amended to date). The minute books (containing the records of meetings of the shareholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of each of the Company and its Subsidiary are correct and complete. None of the Company and its Subsidiary is in default under or in violation of any provision of its charter or bylaws. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder; provided, however, that the Company cannot consummate the Merger unless and until it receives the Requisite Shareholder Approval. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions.

        4.2 Capitalization. The entire authorized capital stock of the Company consists of 10,000,000 shares of common stock and 1,000,000 shares of preferred stock. The entire capital stock of the Company that is issued and outstanding (the "Company Shares") consists of 1,318,314 shares of common stock. There are no shares of preferred stock issued or outstanding and there is no capital stock of the Company held in treasury. All of the Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by the respective Company Shareholders as set forth in Section 4.2 of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. None of the Company

Shareholders is a party to any option, warrant, purchase right, or other contract or commitment that could require the Company Shareholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). There are no voting trusts, proxies, or other agreements or understandings, and none of the Company Shareholders is a party to any such agreement or understanding, with respect to the voting of the capital stock of the Company.

        4.3 Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any of the Company and its Subsidiary is subject or any provision of the charter or bylaws of any of the Company and its Subsidiary or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of the Company and its Subsidiary is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Other than in connection with the provisions of the California Corporations Code, none of the Company and its Subsidiary needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

        4.4 Brokers' Fees. None of the Company and its Subsidiary has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement except as set forth on Section 4.4 of the Disclosure Schedule

        4.5 Title to Assets. Except as specifically set forth in Section 4.5 of the Disclosure Schedule, the Company and its Subsidiary have good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

        4.6 Subsidiary. Section 4.6 of the Disclosure Schedule sets forth for Subsidiary of the Company (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and are validly issued, fully paid, and nonassessable. The Company holds of record and owns beneficially 99.78% of the outstanding shares of the Subsidiary of the Company, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to sell, transfer, or otherwise dispose of any capital stock of the Company's Subsidiary or that could require the Company's Subsidiary to issue, sell, or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any Subsidiary of the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of the Company's Subsidiary. Neither the Company nor the Company's Subsidiary controls directly or indirectly or has any direct or indirect equity participation in any corporation, partnership, trust, or other business association which is not a Subsidiary of the Company.

        4.7 Financial Statements. The Company has provided to the Buyer the following financial statements (collectively the "Financial Statements"): management compiled (non-consolidated) balance sheets and statements of income, changes in shareholders' equity, and cash flow as of and for the fiscal years ended December 31, 1995, December 31, 1996, and December 31, 1997 (the "Most Recent Fiscal Year End") for the Company. The Company has also provided the audited financial statements of its Subsidiary for the year ended December 31, 1997. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company and its Subsidiary as of such dates and the results of operations of the Company and its Subsidiary for such periods, are correct and complete, and are consistent with the books and records of the Company and its Subsidiary (which books and records are correct and complete).

        4.8 Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of any of the Company and its Subsidiary. Without limiting the generality of the foregoing, since that date:

               4.8.1 none of the Company and its Subsidiary has sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

               4.8.2 none of the Company and its Subsidiary has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $20,000 or outside the Ordinary Course of Business;

               4.8.3 no party (including any of the Company and its Subsidiary) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $20,000 to which any of the Company and its Subsidiary is a party or by which any of them is bound;

               4.8.4 none of the Company and its Subsidiary has imposed any Security Interest upon any of its assets, tangible or intangible;

               4.8.5 none of the Company and its Subsidiary has made any capital expenditure (or series of related capital expenditures) either involving more than $20,000 or outside the Ordinary Course of Business;

               4.8.6 none of the Company and its Subsidiary has made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $20,000 or outside the Ordinary Course of Business;

               4.8.7 none of the Company and its Subsidiary has issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $5,000 singly or $20,000 in the aggregate;

               4.8.8 none of the Company and its Subsidiary has delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

               4.8.9 none of the Company and its Subsidiary has canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $20,000 or outside the Ordinary Course of Business;

               4.8.10 none of the Company and its Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property outside the Ordinary Course of Business;

               4.8.11 there has been no change made or authorized in the charter or bylaws of any of the Company and its Subsidiary;

               4.8.12 none of the Company and its Subsidiary has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

               4.8.13 none of the Company and its Subsidiary has declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               4.8.14 none of the Company and its Subsidiary has experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

               4.8.15 none of the Company and its Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

               4.8.16 none of the Company and its Subsidiary has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

               4.8.17 none of the Company and its Subsidiary has granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

               4.8.18 none of the Company and its Subsidiary has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan (as defined below));

               4.8.19 none of the Company and its Subsidiary has made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

               4.8.20 none of the Company and its Subsidiary has made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

               4.8.21 there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving any of the Company and its Subsidiary; and

               4.8.22 none of the Company and its Subsidiary has committed to any of the foregoing.

        4.9 Undisclosed Liabilities. None of the Company and its Subsidiary has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Year End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

        4.10 Legal Compliance. Each of the Company, its Subsidiary, and their respective predecessors and Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

        4.11   Tax Matters.

               4.11.1 Each of the Company and its Subsidiary has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by any of the Company and its Subsidiary (whether or not shown on any Tax Return) have been paid. None of the Company and its Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any of the Company and its Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

               4.11.2 Each of the Company and its Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party.

               4.11.3 No director or officer (or employee responsible for Tax matters) of any of the Company and its Subsidiary expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of any of the Company and its Subsidiary either (i) claimed or raised by any authority in writing or (ii) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company and its Subsidiary has Knowledge based upon personal contact with any agent of such authority. Section 4.11 of the Disclosure Schedule lists all federal, state, local, and foreign income Tax Returns filed with respect to any of the Company and its Subsidiary for taxable periods ended on or after December 31, 1995, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to the Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiary since December 31, 1995.

               4.11.4 None of the Company and its Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

               4.11.5 None of the Company and its Subsidiary has filed a consent under Code Section341(f) concerning collapsible corporations. None of the Company and its Subsidiary has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section280G. None of the Company and its Subsidiary has been a United States real property holding corporation within the meaning of Code Section897(c)(2) during the applicable period specified in Code Section897(c)(1)(A)(ii). Each of the Company and its Subsidiary has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section6662. None of the Company and its Subsidiary is a party to any Tax allocation or sharing agreement. None of the Company and its Subsidiary (i) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any Liability for the Taxes of any Person (other than any of the Company and its Subsidiary) under Reg. Section1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

               4.11.6 The unpaid Taxes of the Company and its Subsidiary (i) did not, as of the Most Recent Fiscal Year End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiary in filing their Tax Returns.

        4.12 Real Property. Section 4.12 of the Disclosure Schedule lists and describes briefly all real property leased or subleased to the Company and its Subsidiary. The Company has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 4.12 of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section
4.12 of the Disclosure Schedule:

               4.12.1 the lease or sublease is legal, valid, binding, enforceable, and in full force and effect and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

               4.12.2 no party to the lease or sublease is in breach, default or a dispute, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

               4.12.3 neither the Company nor its Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold; and

               4.12.4 all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations.

        4.13   Intellectual Property.

               4.13.1 The Company and its Subsidiary own or have the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Company (at its Santa Cruz Facility) and its Subsidiary as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by any of the Company (at its Santa Cruz Facility) and its Subsidiary immediately prior to the Closing hereunder will be owned or available for use by the Company or the Subsidiary on identical terms and conditions immediately subsequent to the Closing hereunder. Each of the Company and its Subsidiary has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

               4.13.2 Except as set forth in Section 4.13.2 of the Disclosure Schedule, none of the Company and its Subsidiary has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiary has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Company and its Subsidiary must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiary, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Company and its Subsidiary.

               4.13.3 Section 4.13.3 of the Disclosure Schedule identifies (i) each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, (ii) each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, (iii) each copyright registration which has been issued to the Company with respect to the Company's Intellectual Property, and
(iv) each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions), other than end-user licenses granted in the Ordinary Course of Business. The Company has delivered to the Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4.13.3 of the Disclosure Schedule also identifies each trade name, registered trademark or unregistered trademark used by any of the Company and its Subsidiary in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 4.13.3 of the Disclosure Schedule:

                      4.13.3.1 the Company and its Subsidiary possess all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                      4.13.3.2 the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                      4.13.3.3 no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiary, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                      4.13.3.4 none of the Company and its Subsidiary has ever agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

Section 4.13.3 of the Disclosure Schedule lists all actions that must be taken by the Company within sixty (60) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Company Intellectual Property.

               4.13.4 Section 4.13.4 of the Disclosure Schedule (i) identifies each and every copy, in any medium, of any and all source code pertaining to any item of Intellectual Property owned or licensed by the Company, (ii) specifies the location of each such copy of source code, and (iii) identifies each Person having custody of each copy of source code. For the purpose of maintaining and protecting the source code, the Company has executed a valid and binding agreement with each Person having custody of each copy of the source code, and the Company has delivered correct and complete copies of all such agreements to the Buyer.

               4.13.5 Section 4.13.5 of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that any of the Company and its Subsidiary uses pursuant to license, sublicense, agreement, or permission other than off-the-shelf software applications and tools that are not relicensed by the Company to third parties. The Company has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4.13.5 of the Disclosure Schedule:

                      4.13.5.1 the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                      4.13.5.2 the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                      4.13.5.3 no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                      4.13.5.4 no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                      4.13.5.5 with respect to each sublicense, the representations and warranties set forth in subsections 4.13.5.1 through
4.13.5.4 above are true and correct with respect to the underlying license;

                      4.13.5.6 the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of any the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiary, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                      4.13.5.7 none of the Company and its Subsidiary has granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

               4.13.6 To the Knowledge of any of the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company and its Subsidiary, none of the Company and its Subsidiary will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of its businesses as presently conducted.

        4.14 Tangible Assets. The Company and its Subsidiary own or lease all buildings, machinery, equipment, and other tangible assets necessary for the conduct of their businesses as presently conducted. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

        4.15 Contracts. Section 4.15 of the Disclosure Schedule lists the following contracts and other agreements to which any of the Company and its Subsidiary is a party which are in effect following the consummation of the merger and are not terminable within 30 days without penalty:

               4.15.1 any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

               4.15.2 any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to any of the Company and its Subsidiary, or involve consideration in excess of $5,000;

               4.15.3 any agreement concerning a partnership or joint venture;

               4.15.4 any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $20,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

               4.15.5 any agreement concerning confidentiality or noncompetition (other than standard employment and option agreements);

               4.15.6 any agreement (other than standard employment and option agreements) with any of the Company Shareholders or their Affiliates (other than the Company and its Subsidiary);

               4.15.7 any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of the Company's current or former directors, officers, and employees;

               4.15.8 any collective bargaining agreement;

               4.15.9 any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $20,000 or providing severance benefits;

               4.15.10 any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;

               4.15.11 any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of any of the Company and its Subsidiary; or

               4.15.12 any other agreement (or group of related agreements) the performance of which involves consideration in excess of $20,000.

The Company has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 4.15 of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4.15 of the Disclosure Schedule. With respect to each such agreement, to the best knowledge of the Company's officers and directors,: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

        4.16 Notes and Accounts Receivable. All notes and accounts receivable of the Company and its Subsidiary are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiary.

        4.17 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any of the Company and its Subsidiary.

        4.18 Insurance. The Company has provided Buyer with each current insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which any of the Company and its Subsidiary has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past three years. With respect to each such insurance policy: (i) the policy is legal, valid, binding, enforceable, and in full force and effect; (ii) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) neither any of the Company and its Subsidiary nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (iv) no party to the policy has repudiated any provision thereof. Each of the Company and its Subsidiary has been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4.18 of the Disclosure Schedule describes any self-insurance arrangements affecting any of the Company and its Subsidiary.

        4.19 Litigation. Section 4.19 of the Disclosure Schedule sets forth each instance in which any of the Company and its Subsidiary (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of any of the directors and officers (and employees with responsibility for litigation matters) of the Company and its Subsidiary, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the directors and officers (and employees with responsibility for litigation matters) of the Company and its Subsidiary has any reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against any of the Company and its Subsidiary.

        4.20 Product Warranty. Each product manufactured, sold, leased, or delivered by any of the Company and its Subsidiary has been in conformity with all applicable contractual commitments and all express and implied warranties, and none of the Company and its Subsidiary has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiary. No product manufactured, sold, leased, or delivered by any of the Company and its Subsidiary is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4.20 of the Disclosure Schedule describes the standard terms and conditions of sale or lease for each of the Company and its Subsidiary (containing applicable guaranty, warranty, and indemnity provisions).

        4.21 Product Liability. As of the date of this Agreement and to the best knowledge of the officers and directors of the Company, none of the Company and its Subsidiary has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by any of the Company and its Subsidiary.

        4.22   Employee Benefits.

               4.22.1 Definitions. For the purpose of this Section 4.22, the following terms shall have the meanings set forth below:

                      i. "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement, (ii) qualified defined contribution retirement plan or arrangement which is an Employee

                             Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (iv) Employee Welfare Benefit Plan or material fringe benefit or other retirement, bonus, or incentive plan or program.

                      ii. "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section3(2).

                      iii. "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section3(1).

                      iv. "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                      v. "ERISA Affiliate" means each entity which is treated as a single employer with Seller for purposes of Code Section414.

                      vi. "Multiemployer Plan" has the meaning set forth in ERISA Section3(37).

                      vii.   "PBGC" means the Pension Benefit Guaranty
                             Corporation.

               4.22.2 Section 4.23 of the Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes.

                      4.22.2.1 Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA and the Code.

                      4.22.2.2 All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan which is an Employee Pension Benefit Plan.

                      4.22.2.3 Each such Employee Benefit Plan which is an Employee Pension Benefit Plan has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code Section401(a).

                      4.22.2.4 As of the last day of the most recent prior plan year, the market value of assets under each such Employee Benefit Plan which is an Employee Pension Benefit Plan (other than any Multiemployer Plan) equaled or exceeded the present value of liabilities thereunder (determined in accordance with then current funding assumptions).

                      4.22.2.5 The Seller has delivered to the Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements which implement each such Employee Benefit Plan.

               4.22.3 With respect to each Employee Benefit Plan that the Company or any ERISA Affiliate maintains or has maintained during the prior six years or to which any of them contributes, or has been required to contribute during the prior six years:

                      4.22.3.1 No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending.

                      4.22.3.2 The Company has not incurred any liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal liability) with respect to any such Employee Benefit Plan which is an Employee Pension Benefit Plan.

        4.23 Guaranties. None of the Company and its Subsidiary is a guarantor or otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

        4.24 Environmental, Health, and Safety Matters. To the best Knowledge of the Company's officers and directors, the Company at its Santa Cruz Facility and its Santa Clara Facility has complied and is in compliance with all Environmental, Health, and Safety Requirements during the period of occupancy of such properties.

        4.25 Certain Business Relationships with the Company and Its Subsidiary. None of the Company Shareholders or their Affiliates has been involved in any business arrangement or relationship with any of the Company and its Subsidiary within the past 12 months, and none of the Company Shareholders or their Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Company and its Subsidiary.

        4.26 Customer Data Base. The Company has provided the Buyer with all copies of its sales information data and contact information for customers and prospective customers for the Licensing Technology Products (the "Customer Data Base"), including all copies of the Customer Data Base in whatever form. The Company has not provided a copy of the Customer Data Base, or any of the information contained within the Customer Data Base, to any third party, including any Company Shareholder, except for the copy provided to William Ames.

        4.27 Disclosure. The representations and warranties contained in this
Section 4 do not contain any untrue statement of any fact or omit to state any fact necessary in order to make the statements and information contained in this
Section 4 not misleading.

5       Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

        5.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under the Indemnification and Escrow Agreements).

        5.2 Management Transition Support. The Company Shareholders and William Ames agree to cause the former members of the Company's management to be available for a period of six months following the Closing Date at no expense to Buyer for reasonable periods of time (not to exceed 10 hours per week) on reasonable notice and during normal business hours, to provide such support, information and access to their books and records as may be necessary to aide the Buyer in assuming the management and control of the day to day operations and administration of the Company. In the event the Buyer requests services of William Ames beyond the scope of this provision, the Buyer will enter into a consulting relationship with William Ames on mutually acceptable terms and conditions.

        5.3 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Company and its Subsidiary, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the requesting Party is entitled to indemnification therefor under the Indemnification and Escrow Agreements).

        5.4 Confidentiality. Each of the Parties will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this
Section 5.3. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use his or its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

        5.5 Option Grants. Buyer intends to issue approximately 150,000-200,000 options to purchase shares of its common stock pursuant to its incentive stock option plan to employees of the Surviving Corporation within a reasonable time following the Effective Date, subject to the approval of the Stock Option Committee of the Buyer's Board of Directors.

        5.6 Immediate Payables. Buyer agrees to pay the creditors of the Company set forth on Schedule 5.6 as soon as practicable following the Effective Date.

6       Conditions to Obligation to Close.

        6.1 Conditions to Obligation of the Buyer and the Transitory Subsidiary. The obligation of each of the Buyer and the Transitory Subsidiary to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

        6.1.1 this Agreement and the Merger shall have received the Requisite Shareholder Approval;

               6.1.2 William Ames and Vikram Duvoori (employees of the Company and a Company Shareholder) will have delivered to the Buyer a Non-Competition and Confidentiality Agreement in the form reasonably acceptable to counsel to each of the Company and Buyer;

               6.1.3 the Company will have delivered the General Indemnification and Escrow Agreement and the Litigation Escrow and Indemnification Agreement in the form reasonably acceptable to counsel to each of the Company and Buyer;

               6.1.4 the representations and warranties set forth in Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

               6.1.5 each of the Company and its Subsidiary shall have performed and complied with all of his or its covenants hereunder in all material respects through the Closing;

               6.1.6 the Company and its Subsidiary shall have procured all of the third party consents and have given all third party notices that the Buyer reasonably may request in connection with the matters referred to in Section 4.3 above;

               6.1.7 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement,
(ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of the Buyer to own the capital stock of the Surviving Corporation and to control the Surviving Corporation and its Subsidiary, or (iv) affect adversely the right of any of the Surviving Corporation and its Subsidiary to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               6.1.8 the Company shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6.1.1--
6.1.5 is satisfied in all respects;

               6.1.9 the Company will have delivered to the Buyer evidence in a form acceptable to the Buyer and its counsel a letter from the landlord of the Santa Clara Facility to the effect that the landlord has agreed to consent to the assignment of the Company's leasehold Santa Clara Facility to William Ames, or to an entity he controls; and the form of the assignment willl be in a form reasonably acceptable to Buyer and stating that neither Buyer nor the Surviving Corporation shall have any further obligation or liability with regard to such leasehold;

               6.1.10 the Buyer and the Transitory Subsidiary shall have received from counsel to the Company an opinion in form and substance as set forth in Exhibit ____ attached hereto, addressed to the Buyer and the Transitory Subsidiary, and dated as of the Closing Date;

               6.1.11 the Buyer and the Transitory Subsidiary shall have received the resignations, effective as of the Closing, of each director and officer of the Company and its Subsidiary other than those whom the Buyer shall have specified in writing prior to the Closing; and

               6.1.12 all actions to be taken by the Company in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer and the Transitory Subsidiary.

The Buyer and the Transitory Subsidiary may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing.

        6.2 Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               6.2.1 the representations and warranties set forth in Section 3 above shall be true and correct in all material respects at and as of the Closing Date;

               6.2.2 each of the Buyer and the Transitory Subsidiary shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               6.2.3 no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

               6.2.4 the Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified above in Section 6.2.1--
6.2.3 is satisfied in all respects;

               6.2.5 this Agreement and the Merger shall have received the Requisite Shareholder Approval;

               6.2.6 the Company shall have received from counsel to the Buyer and the Transitory Subsidiary an opinion in form and substance as set forth in Exhibit ____ attached hereto, addressed to the Company, and dated as of the Closing Date; and

               6.2.7 all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Company.

The Company may waive any condition specified in this Section 6.2 if they execute a writing so stating at or prior to the Closing.

7       Survival of Representations and Warranties. All of the representations and warranties of the Company contained in Section 4 above shall survive the Closing hereunder and continue in full force and effect for a period ending on the first anniversary of the Closing Date.

8       Resolution of Conflicts Regarding Balance Sheet and Earn-Up

        8.1 In case the Company Shareholder Agent shall object in writing to (i) the Audited Closing Balance Sheet based upon the Alternative Closing Balance Sheet, or (ii) the calculation of the Earn-Up Consideration after the issuance of the Earn-Up Audit, the Company Shareholder Agent and Buyer shall follow the following dispute resolution procedure (the "Dispute Resolution Procedure"): the Company Shareholder Agent and the Buyer shall attempt in good faith to agree upon the rights of the respective parties with respect to each such claim. If the Company Shareholder Agent and Buyer should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall serve as the agreement by which the parties settle the dispute. The parties shall each be entitled to rely on any such memorandum in accordance with the terms thereof.

        8.2 If no such agreement can be reached after good faith negotiation, either Buyer or the Company Shareholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by one arbitrator in accordance with the rules of the American Arbitration Association. Buyer and the Company Shareholder Agent shall agree on such arbitrator; provided that if Buyer and the Company Shareholder Agent cannot agree on such arbitrator, either Buyer or the Company Shareholder Agent can request that the American Arbitration Association select the arbitrator. The arbitrator selected shall determine the dispute in accordance with the provisions of this Agreement. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the same extent as a court of competent law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator.

        8.3 Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. The arbitration will be held in Orange County, California, in the event the arbitration is commenced by the Company Shareholder Agent, or Santa Clara County, California. For purposes of this Section 8, in any arbitration hereunder in which any claim or the amount thereof is at issue, Buyer shall be deemed to be the Non-Prevailing Party in the event that the arbitrator awards Buyer less than one-half (1/2) of the disputed amount, or disagrees with Buyer's claim; otherwise, the Company Shareholders as represented by the Company Shareholder Agent shall be deemed to be the Non- Prevailing Party. The Non-Prevailing Party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative costs of the arbitration and the expenses, including without limitation, reasonable attorneys' fees and costs, incurred by the other party to the arbitration.

9       Miscellaneous.

        9.1 Press Releases and Public Announcements. The Company shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.

        9.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns; provided, however, that the provisions of
Section 2 above concerning payment of the Closing Consideration are intended for the benefit of the Company Shareholders.

        9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

        9.4 Curative Actions. Notwithstanding anything in this Agreement to the contrary, the obligations of the Parties hereunder shall not be affected by a breach of any representation or warranty pursuant to this Agreement if any such party takes any curative action or causes any person or entity to take any curative action which results in a state of facts or conditions which, if in existence on the date or during the period of such breach, would have corrected or eliminated such breach and the consequences thereof (a "Curative Action"); provided, however, that such Curative Action must be taken on or before the closing for breaches occurring on or prior thereto. For the purposes of this Section, a Curative Action shall be deemed taken only if after giving effect to such Curative Action the parties are in a position substantially the same as the position they would have been in had such breach not occurred, and a Curative Action shall not be deemed to have been taken until such correction or elimination is effected as aforesaid or, if the same takes time to cure, then when a Curative Action is commenced and continues to be diligently pursued and adequate provision is made to protect the other party with respect to any potential existing damage or liability from such breach, either by right of offset, adequate escrows or other adequate arrangements.

        9.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

        9.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

        9.7 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.8 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        If to the Company Shareholder:      Copy to:

        William Ames                        Rich Scudellari, Esq.
        1705 Wyatt Drive                    Jackson tufts Cole & Black, LLP
        Santa Clara, CA 95054               650 California Street
                                            San Francisco, CA 94108-2613
        If to the Buyer:                    Copy to:

        Rainbow Technologies, Inc.          Moskowitz Altman & Hughes LLP
        Attn: Patrick Fevery, CFO           Attn: John J. Hughes, Jr.
        50 Technology Drive                 11 East 44th Street, Suite 504
        Irvine, CA  93618                   New York, NY 10017



        If to the Transitory Subsidiary:    Copy to:

        WRS Acquisition Corp.               Moskowitz Altman & Hughes LLP
        Attn: Patrick Fevery                Attn: John J. Hughes, Jr.
        50 Technology Drive                 11 East 44th Street, Suite 504
        Irvine, CA  93618                   New York, NY 10017



Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until the earlier of (i) actual receipt by the intended recipient or (ii) one business day following delivery to a reputable overnight courier service, five business days following deposit with the U.S. Mail or upon receipt of electronic confirmation of delivery following delivery by facsimile or electronic mail. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

        9.9 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of California without giving effect to any choice or conflict of law provision or rule.

        9.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Company. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

        9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

        9.12 Expenses. Each of the Parties shall bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Company agrees that none of the Company and its Subsidiary has borne or will bear any of the Company Shareholders' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

        9.13 Construction. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

        9.14 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

        IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

        Rainbow Technologies, Inc.  Wyatt River Software, Inc.

        By:___________________                            By:___________________

        WRS Acquisition Corp.

        By:___________________